As filed with the Securities and Exchange Commission on August 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEQUANS COMMUNICATIONS S.A.

(Exact name of Registrant as specified in its charter)

French Republic	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Sequans Communications S.A.

15-55 boulevard Charles de Gaulle

92700 Colombes, France

Telephone: +33 1 70 72 16 00

(Address of Principal Executive Offices)

Stock Option Subscription Plan 2022

Restricted Share Award Plan 2022-1

Restricted Share Award Plan 2022-2

Partner Warrants 2022-1 Issuance Agreement

Partner Warrants 2022-2 Issuance Agreement

Director Warrants Issuance Agreement, Dated June 24, 2022

(Full title of the plan(s))

GKL Corporate/Search, Inc.

One Capitol Mall, Suite 660

Sacramento, California 95814

Telephone: +1 916 442 7652

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John V. Bautista, Esq.

Brett Cooper, Esq.

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, California 94025

Telephone: +1 650 614 7400

Facsimile: +1 650 614 7401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included with this Registration Statement, by incorporation by reference or otherwise, in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates into this Registration Statement the following documents, which have been previously filed by the Registrant with the Commission:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 (File No. 001-35135), filed with the Commission on March 31, 2022, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports furnished pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 20-F referred to in (a) above; and

(c) The description of the Registrant’s ordinary shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-35135), filed with the Commission on April 12, 2011 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Names Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant maintains liability insurance for its directors and officers, including coverage against liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

5.1*	Opinion of Orrick, Herrington & Sutcliffe (Europe) LLP

23.1*	Consent of Orrick, Herrington & Sutcliffe (Europe) LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young Audit, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1*	Stock Option Subscription Plan 2022

99.2*	Restricted Share Award Plan 2022-1

99.3*	Restricted Share Award Plan 2022-2

99.4*	Partner Warrants 2022-1 Issuance Agreement

99.5*	Partner Warrants 2022-2 Issuance Agreement

99.6*	Director Warrants Issuance Agreement, dated June 24, 2022

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Colombes, France, on August 3, 2022.

SEQUANS COMMUNICATIONS S.A.

By:	/s/ Dr. Georges Karam
Name: Dr. Georges Karam
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Georges Karam and Deborah Choate, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dr. Georges Karam Dr. Georges Karam	Chairman and Chief Executive Officer (Principal Executive Officer)	August 3, 2022

/s/ Deborah Choate Deborah Choate	Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2022

Sailesh Chittipeddi	Director	August 3, 2022

/s/ Wesley Cummins Wesley Cummins	Director	August 3, 2022

/s/ Mailys Ferrere Mailys Ferrere	Director	August 3, 2022

/s/ Yves Maitre Yves Maitre	Director	August 3, 2022

Richard Nottenburg	Director	August 3, 2022

/s/ Hubert de Pesquidoux Hubert de Pesquidoux	Director	August 3, 2022

Dominique Pitteloud	Director	August 3, 2022

/s/ Zvi Slonimsky Zvi Slonimsky	Director	August 3, 2022

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Sequans Communications S.A. has signed this Registration Statement or amendment thereto in the City of Dallas, State of Texas, on August 3, 2022.

By:	/s/ Nikhil Taluja
Name: Nikhil Taluja
Title: U.S. Representative